Exhibit 10.13

FIRSTENERGY SOLUTIONS CORP. 2018 ANNUAL INCENTIVE PROGRAM (AIP)
This FirstEnergy Solutions Corp. 2018 Incentive Program (“AIP”) covers certain employees of FirstEnergy Solutions Corp. and its subsidiaries (“FES” or “Company”). Participants in the AIP will not participate in the FES 2018 Short-Term Incentive Program. While no additional grants will be made to FES employees under the FirstEnergy Corp. 2015 Incentive Compensation Plan (“FE ICP”), which was effective May 19, 2015, any awards previously issued under the FE ICP and/or the FirstEnergy Corp. 2007 Incentive Compensation Plan shall continue in full force and effect.
PURPOSE OF PROGRAMS
The AIP provides cash incentive awards to employees of FES whose contributions support the successful achievement of Financial and Operational Key Performance Indicators (“KPIs”) of FES.
ELIGIBILITY
The FES Board of Directors may, from time to time, select FES non-represented full-time employees to participate in the AIP. Upon the recommendation of the FES Board of Directors, the FirstEnergy Board of Directors will review and make the final selection regarding participation for anyone who is a Section 16 Insider.
To be eligible, newly hired employees must be on the payroll prior to February 15th of the applicable performance period. Employees transferring to the Company from another FirstEnergy Corp. affiliate may be eligible for a full award or a pro-rated award as determined by the FES Board of Directors.
Eligible employees who voluntarily resign during the performance period (other than retirement under the provisions of the FirstEnergy Corp. Master Pension Plan – “Pension Plan”) or are discharged for cause at any time during a plan year forfeit payment due under their AIP award. An eligible employee who accepts a position with another affiliate of FirstEnergy Corp. prior to receipt of any payment under the AIP shall forfeit their entire award hereunder, but shall be issued a new award for the applicable Performance Period under either the FirstEnergy Corp. 2015 Incentive Compensation Plan or the FirstEnergy Nuclear Operating Company 2018 Annual Incentive Program, as applicable. An eligible employee who accepts a position with another affiliate of FirstEnergy Corp. after receipt of any payment, shall forfeit any further payment hereunder, but shall be considered for a pro-rated award for the applicable Performance Period under either the FirstEnergy Corp. 2015 Incentive Compensation Plan or the FirstEnergy Nuclear Operating Company 2018 Annual Incentive Program, as applicable.

PERFORMANCE PERIOD
The performance period for the AIP will be January 1, 2018 through December 31, 2018, unless otherwise determined by the FES Board of Directors.
KEY PERFORMANCE INDICATORS (KPIs)
There are two categories of the 2018 KPI performance measures used in the AIP: a) the safety, environmental and business unit KPI goals (“Operational KPI Goals”) and b) the FES and business unit KPI goals related to financial metrics (“Financial KPI Goals”). The KPI Goals are intended to drive the Company’s financial success and the nature, number, weighting and targeted achievement levels of the KPIs are at the discretion of the FES Board of Directors.
For the 2018 performance period, the corporate performance goals for the AIP consist of the following Company KPIs:

Financial — FES, Competitive FES Fossil, and Nuclear O&M and Capital Spend
Safety[1] — Either FES, Competitive FES Fossil & FENOC OSHA incident rate or Competitive FES Fossil OSHA (depending upon business unit); either FES, Competitive FES Fossil and FENOC Days Away/Restricted or Job Transfer Rate (“DART”) or Competitive FES Fossil DART (depending on business unit); FES, Competitive FES Fossil and FENOC Life Changing Events (“LCE”) or Competitive FES Fossil LCE (depending on business unit)

Nuclear Unit Capability Factor
Competitive Generation Environmental Excursions
In the event that a decision is made during 2018 to deactivate or sell any plant or materially modify operations in a way that could impact the FES, Competitive FES Fossil, and Nuclear O&M and Capital Spend KPI, with the approval of the FES Board of Directors, an appropriate adjustment will be made to this KPI.

1 If an employee fatality occurs (other than a “no fault event”), no employee participating in the AIP will receive a payout on the appropriate safety KPIs; provided, however, that no employee shall have its payout reduced by more than five percent (5%) of its total award on account of the occurrence of an employee fatality.

AIP INCENTIVE CALCULATION
The incentive target opportunity is determined by multiplying the employee’s base salary (effective as of March 1 of the plan year, as identified in SAP), by his/her AIP target percentage(s). AIP awards will be determined based on the achievement of the underlying KPIs. Each KPI will have a Threshold, Target and Stretch target opportunity. Threshold is determined as 50% of the target opportunity, and stretch is determined as 200% of the target opportunity. Awards are then calculated based on applied KPI weightings as previously approved the FES Board of Directors. The base salary used in the calculation does not include any other forms of income received during the calendar year (e.g., any types of bonuses, incentive compensation (including pay adders, licenses or bonuses associated with a license, overtime paid, etc.) or any amounts paid under the FES 2016 Key Employee Retention Plan or other retention plan).

AIP PAYMENTS
AIP awards for a given performance period will be paid in cash as follows:

–	75% of the award earned for results for the first quarter of the performance period will be calculated and paid no later than the last day in May;

–	75% of the award earned for results for the second quarter of the performance period will be calculated and paid no later than the last day in July; and

–	75% of the award earned for the results for the third quarter of the performance period will be calculated and paid no later than the last day in October.
In February 2019, the results will be recalculated for the entire performance period and the participant will be paid the difference in what was paid in the quarterly payments during the course of the plan year and the award amount recalculated in February 2019. If the participant was provided quarterly payments in excess of the award amount for the entire performance period, then any overpayment shall be deducted from the participant’s pay until paid in full. Awards are eligible for Employee Savings Plan contributions if an employee is actively employed when the AIP award is paid.
SEPARATION OF EMPLOYMENT
Prorated AIP awards will be paid to eligible employees who have separated employment during the program year due to retirement in accordance with the provisions of the Pension Plan, disability, death, the sale of a facility in which the employee has accepted a job offer from the purchasing entity or under conditions for which the employee qualifies and elects benefits under the FirstEnergy Severance or Executive Severance Benefits Plan, or any replacement for either plan. Awards will also be paid to eligible employees who have worked during the performance period (assuming they meet all of the eligibility rules) and separated on or after January 1, 2019. Any quarterly payment which has not yet been paid to the participant upon their separation of employment will be held until February 2019 where it will be subject to the recalculation for the entire performance period. A participant will be required to repay any overpayment as a result of the recalculation.
TRANSFER TO A NON-ELIGIBLE POSITION
An employee transferring from a plan-eligible position to a position that is not plan eligible, will receive a prorated payout based on full months worked in the performance year. The employee’s base salary in effect on March 1 of the plan year will be used to calculate the award. Any quarterly payment which has not yet been paid to the participant upon their transfer to a non‑eligible position will be held until February 2019 where it will be subject to the recalculation for the entire performance period. A participant will be required to repay any overpayment as a result of the recalculation.
ADJUSTMENTS TO AIP AWARDS
The FES Board of Directors retains the discretion to adjust the AIP payouts downward regardless of the Company’s actual performance against the Company Financial and Operational KPIs, either on a formula or discretionary basis or a combination of the two, as the FES Board of Directors determines in its discretion.
PROGRAM PARAMETERS
The program does not constitute a contract between the Company and any employee nor should anything contained in the program be deemed to give any employee any right to be retained in the employ of the Company or to interfere with the right of the Company to discharge any employee at any time and to treat the employee without regard to the effect which such treatment might have upon the employee as a participant in the program.
All awards paid under this program shall at all times constitute general unsecured liabilities of the Company, payable out of its own general assets. In no event shall the Company be obliged to reserve any funds or assets to secure the payment of such amounts and nothing contained in the program shall confer upon the participant the right, title or interest in any assets of the Company. The program is not a covered program under the Employee Retirement Income Security Act of 1974 (ERISA); no contributions are required by employees under this program.
PROGRAM QUESTIONS
The program is administered by the FES Board of Directors.
Questions regarding the AIP should be directed to the Executive Compensation Team of the Corporate Human Resources Department.

Questions related to Operational / Departmental KPIs should be directed to the employee’s local management or their local Human Resources representative.
PROGRAM MODIFICATION OR TERMINATION
The program may be amended or terminated at any time by the FES Board of Directors during the program year. If it is determined that significant unusual events occurred that impacted FES’s financial metrics but do not truly reflect its achieved operating results, then the FES Board of Directors may, at its discretion during the program year, decrease the amount of any award determined by this program or determine that no awards will be paid.